EXHIBIT 99.1

Piedmont Office Realty Trust Reports Third Quarter 2014 Results
ATLANTA, October 29, 2014 --Piedmont Office Realty Trust, Inc. ("Piedmont" or the "Company") (NYSE:PDM), an owner of primarily Class A office properties located predominantly in nine of the largest U.S. office markets, today announced its results for the quarter ended September 30, 2014.

Highlights for the Three Months Ended September 30, 2014:

•	Achieved Core Funds From Operations ("CFFO") of $0.38 per diluted share for the quarter ended September 30, 2014;

•	Completed approximately 684,000 square feet of leasing during the third quarter with approximately 389,000 square feet of the activity related to new tenants;

•
Acquired 1155 Perimeter Center West, a Class-A office building located in the Central Perimeter submarket of Atlanta, GA, furthering the Company's strategy of aggregating assets in select sub-markets; and

•	Further expanded its regional teams with the addition of Thomas R. Prescott as Executive Vice President of the Midwest region.

Donald A. Miller, CFA, President and Chief Executive Officer said, "Third quarter was a solid quarter for us from both a financial and leasing perspective. In particular, I am pleased that the majority of our leasing activity during the third quarter related to new leases, as the leasing of currently vacant space remains our top priority.”

Results for the Third Quarter ended September 30, 2014

Piedmont's net income available to common stockholders for the third quarter of 2014 was $9.2 million, or $0.06 per diluted share, as compared with $19.1 million, or $0.12 per diluted share, for the third quarter of 2013. The prior quarter's results included $0.02 per diluted share in non-recurring insurance recoveries whereas the current quarter's results reflect $0.03 per diluted share of additional depreciation expense resulting from properties acquired as well as several large tenant build outs over the last twelve months.

Revenues for the quarter ended September 30, 2014 were $144.6 million, as compared with $143.4 million for the same period a year ago, primarily attributable to increased reimbursement revenue as a result of the expiration of lease abatements for operating expenses on certain recently commenced leases.

Property operating costs were $62.0 million for the quarter ended September 30, 2014, as compared to the prior period of $58.1 million, primarily as a result of additional expenses associated with properties acquired since the third quarter of 2013, as well as increased occupancy at certain assets. General and administrative expenses were $5.8 million for the third quarter of both the current and prior year.

Funds From Operations ("FFO") for the current quarter totaled $58.7 million, or $0.38 per diluted share, compared to $65.0 million, or $0.39 per diluted share, for the quarter ended September 30, 2013. The prior quarter FFO results include $0.02 per diluted share in net insurance recoveries related to Hurricane Sandy casualty losses.

Core FFO, which excludes acquisition costs and the insurance recoveries mentioned above, totaled $58.8 million, or $0.38 per diluted share, for the current quarter, as compared to $61.1 million, or $0.37 per diluted share, for the quarter ended September 30, 2013. Per share results reflect a reduction in weighted average shares outstanding as a result of shares repurchased pursuant to the Company's stock repurchase plan.

Adjusted FFO (“AFFO”) for the third quarter of 2014 totaled $21.8 million, or $0.14 per diluted share, compared to $34.0 million, or $0.21 per diluted share, in the third quarter of 2013 primarily due to increased capital expenditures associated with large tenant build outs at Aon Center in Chicago, IL and 1901 Market Street in Philadelphia, PA, among others.

Leasing Update

During the third quarter of 2014, the Company executed approximately 684,000 square feet of leasing throughout its markets with approximately 389,000 square feet of the activity related to new tenants.

As of September 30, 2014, the Company had approximately 1.7 million square feet of commenced leases that were in some form of abatement, as well as approximately 0.6 million square feet of executed leases for currently vacant space yet to commence. Same store net operating income (on a cash basis) for the quarter was $68.2 million, a 2% increase over the second quarter of 2014, but a 2.5% decrease from the third quarter of the prior year, reflecting the large number of leases currently in abatement, as well as the non-recurrence of certain rental income recognized in the third quarter of 2013 related to a lease restructuring transaction.

The Company's overall portfolio was 87.5% leased as of September 30, 2014, up from 87.0% as of the end of second quarter of 2014 and up from 86.7% a year ago. Further, the stabilized portfolio was 89.0% leased as of September 30, 2014. The weighted average lease term remaining was approximately 7.3 years as of quarter end, also up slightly compared to second quarter of 2014. Details outlining Piedmont's significant upcoming lease expirations and the status of current leasing activity can be found in the Company's quarterly supplemental information package available at www.piedmontreit.com.

Capital Markets and Other Activities

During the three months ended September 30, 2014, Piedmont acquired 1155 Perimeter Center West, a Class-A property located in the Central Perimeter submarket of Atlanta, Georgia.  The 376,694 square foot property includes a 12-story office building, and an adjoining trading floor and data center, as well as an 8-level parking structure.  Piedmont purchased the property for $80.75 million or $214 per square foot.  The building serves as the corporate headquarters for its three tenants.  This transaction, together with the Company's existing assets, brings the Atlanta area portfolio to approximately 1.5 million square feet and furthers the Company's strategy of expanding its presence in desirable sub-markets within specifically identified office markets.
Also during the quarter, Thomas R. Prescott joined the Company as its Executive Vice President for the Midwest Region. Prescott, who will report to Donald A. Miller, CFA, President & CEO of Piedmont, will be responsible for all of the Midwest Region's leasing, asset management, acquisitions, dispositions, and development projects. Piedmont's Midwest Region is currently comprised of approximately 6.5 million square feet of office space, located in metropolitan Chicago and Minneapolis.

Subsequent to Quarter End

Fourth Quarter Dividend Declaration

On October 29, 2014, the board of directors of Piedmont declared dividends for the fourth quarter 2014 in the amount of $0.21 per share on its common stock to stockholders of record as of the close of business on November 28, 2014, payable on December 19, 2014.

Land Acquisition

On October 28, 2014, Piedmont entered into a binding agreement to purchase approximately 25.2 acres of land adjacent to its 400 TownPark property in Lake Mary, FL. The land is located within a mixed-use development consisting of office, retail, residential and a hotel. If consummated, the acquisition would add to Piedmont's developable land holdings and allow Piedmont to control a site that is complementary to the 400 TownPark building.

Guidance for 2014

Based on management's expectations, the Company is narrowing its guidance for full-year 2014 as follows:

(in millions, except per share data)	Low		High
Net Income	$35	-	$37
Add: Depreciation, Amortization, and Other	195	-	198
Less: Gain on Sale of Real Estate Assets	(2)	-	(2)
Core FFO	$228	-	$233
Core FFO per diluted share	$1.48	-	$1.50

These estimates reflect management's view of current market conditions and incorporate certain economic and operational assumptions and projections. Actual results could differ from these estimates. Note that individual quarters may fluctuate on both a cash basis and an accrual basis due to lease commencements and expirations, the timing of repairs and maintenance, capital expenditures, capital markets activities and one-time revenue or expense events. In addition, the Company's guidance is based on information available to management as of the date of this release.

Non-GAAP Financial Measures

This release contains certain supplemental non-GAAP financial measures such as FFO, AFFO, Core FFO, Same store net operating income, and Core EBITDA. See below for definitions and reconciliations of these metrics to their most comparable GAAP metric.

Conference Call Information

Piedmont has scheduled a conference call and an audio web cast for Thursday, October 30, 2014 at 10:00 A.M. Eastern daylight time. The live audio web cast of the call may be accessed on the Company's website at www.piedmontreit.com in the Investor Relations section. Dial-in numbers are (877) 407-0778 for participants in the United States and Canada and (201)689-8565 for international participants. A replay of the conference call will be available through November 12, 2014, and may be accessed by dialing (877)660-6853 for participants in the United States and Canada and (201)612-7415 for international participants, followed by conference identification code 13591744. A web cast replay will also be available after the conference call in the Investor Relations section of the Company's website. During the audio web cast and conference call, the Company's management team will review third quarter 2014 performance, discuss recent events and conduct a question-and-answer period.

Supplemental Information

Quarterly Supplemental Information as of and for the period ended September 30, 2014 can be accessed on the Company`s website under the Investor Relations section at www.piedmontreit.com.

About Piedmont Office Realty Trust

Piedmont Office Realty Trust, Inc. (NYSE: PDM) is a fully-integrated and self-managed real estate investment trust (REIT) specializing in the ownership and management of high-quality Class A office buildings located primarily in nine of the largest U.S. office markets, including Atlanta, Boston, Chicago, Dallas, Houston, Los Angeles, Minneapolis, New York and Washington, D.C. Approximately 73% of Annualized Lease Revenue is from tenants that are investment grade-rated or governmental tenants, or large, nationally-recognized companies not requiring investment ratings. The Company is headquartered in Atlanta, GA, with local management offices in each of its major markets. Investment grade-rated by Standard & Poor's (BBB) and Moody's (Baa2), Piedmont has maintained a relatively low leverage strategy throughout its sixteen year operating history. For more information, see www.piedmontreit.com.

Forward Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company intends for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of the Company`s performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "believe," "continue" or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters. Examples of such statements in this press release include the Company's estimated range of Net Income, Depreciation, Amortization and Other, Gain on Sale of Real Estate Assets, Core FFO and Core FFO per diluted share for the year ending December 31, 2014.

The following are some of the factors that could cause the Company`s actual results and its expectations to differ materially from those described in the Company`s forward-looking statements: market and economic conditions remain challenging and the demand for office space, rental rates and property values may continue to lag the general economic recovery causing the Company's business, results of operations, cash flows, financial condition and access to capital to be adversely affected or otherwise impact performance, including the potential recognition of impairment charges; the success of the Company's real estate strategies and investment objectives, including the Company's ability to identify and consummate suitable acquisitions; lease terminations or lease defaults, particularly by one of the Company's large lead tenants; the impact of competition on the Company's efforts to renew existing leases or re-let space on terms similar to existing leases; changes in the economies and other conditions of the office market in general and of the specific markets in which the Company operates, particularly in Chicago, Washington, D.C., and the New York metropolitan area; economic and regulatory changes, including accounting standards, that impact the real estate market generally; additional risks and costs associated with directly managing properties occupied by government tenants; adverse market and economic conditions may continue to adversely affect the Company and could cause the Company to recognize impairment charges or otherwise impact the Company's performance; availability of financing and the Company's lending banks' ability to honor existing line of credit commitments; costs of complying with governmental laws and regulations; uncertainties associated with environmental and other regulatory matters; potential changes in political environment and reduction in federal and/or state funding of the Company's governmental tenants; the Company may be subject to litigation, which could have a material adverse effect on the Company's financial condition; the Company's ability to continue to qualify as a real estate investment trust under the Internal Revenue Code; and other factors detailed in the Company`s most recent Annual Report on Form 10-K for the period ended December 31, 2013, and other documents the Company files with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company cannot guarantee the accuracy of any such forward-looking statements contained in this press release, and the Company does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Research Analysts/ Institutional Investors Contact:
Eddie Guilbert
770-418-8592
research.analysts@piedmontreit.com

Shareholder Services/Transfer Agent Services Contact:
Computershare, Inc.
866-354-3485
investor.services@piedmontreit.com

Piedmont Office Realty Trust, Inc.
Consolidated Balance Sheets
(in thousands)
	September 30, 2014	December 31, 2013
	(unaudited)
Assets:
Real estate assets, at cost:
Land	$696,429	$688,761
Buildings and improvements	4,307,467	4,144,509
Buildings and improvements, accumulated depreciation	(1,063,515)	(979,934)
Intangible lease assets	150,336	146,197
Intangible lease assets, accumulated amortization	(75,409)	(71,820)
Construction in progress	43,106	24,270
Total real estate assets	4,058,414	3,951,983
Investments in and amounts due from unconsolidated joint ventures	7,638	14,388
Cash and cash equivalents	8,815	6,973
Tenant receivables, net of allowance for doubtful accounts	28,403	31,145
Straight line rent receivables	163,917	139,406
Restricted cash and escrows	908	394
Prepaid expenses and other assets	36,733	24,771
Goodwill	180,097	180,097
Interest rate swaps	434	24,176
Deferred financing costs, less accumulated amortization	7,969	8,759
Deferred lease costs, less accumulated amortization	284,974	283,996
Total assets	$4,778,302	$4,666,088
Liabilities:
Unsecured debt, net of discount	$1,784,412	$1,014,680
Secured debt	449,427	987,525
Accounts payable, accrued expenses, and accrued capital expenditures	135,320	128,818
Deferred income	21,958	22,267
Intangible lease liabilities, less accumulated amortization	44,981	47,113
Interest rate swaps	3,358	4,526
Total liabilities	2,439,456	2,204,929
Stockholders' equity :
Common stock	1,543	1,575
Additional paid in capital	3,669,541	3,668,906
Cumulative distributions in excess of earnings	(1,345,609)	(1,231,209)
Other comprehensive income	11,758	20,278
Piedmont stockholders' equity	2,337,233	2,459,550
Non-controlling interest	1,613	1,609
Total stockholders' equity	2,338,846	2,461,159
Total liabilities and stockholders' equity	$4,778,302	$4,666,088

Number of shares of common stock outstanding at end of period	154,325	157,461

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Income
Unaudited (in thousands)

	Three Months Ended		Nine Months Ended
	9/30/2014	9/30/2013	9/30/2014	9/30/2013
Revenues:
Rental income	$114,529	$115,170	$338,720	$329,177
Tenant reimbursements	29,579	27,329	79,253	76,895
Property management fee revenue	533	890	1,568	2,034
Total revenues	144,641	143,389	419,541	408,106
Expenses:
Property operating costs	62,027	58,137	177,434	162,516
Depreciation	35,366	30,295	103,154	89,289
Amortization	14,235	13,685	42,407	33,895
General and administrative	5,814	5,849	17,514	16,677
Total operating expenses	117,442	107,966	340,509	302,377
Real estate operating income	27,199	35,423	79,032	105,729
Other income (expense):
Interest expense	(18,654)	(19,331)	(55,592)	(53,932)
Other income (expense)	524	(596)	68	(1,944)
Net recoveries from casualty events and litigation settlements	(8)	3,919	4,514	7,311
Equity in income/(loss) of unconsolidated joint ventures	89	46	(510)	604
Loss on consolidation of VIE	—	(898)	—	(898)
Total other income (expense)	(18,049)	(16,860)	(51,520)	(48,859)
Income from continuing operations	9,150	18,563	27,512	56,870
Discontinued operations:
Operating income	16	537	996	2,391
Impairment loss	—	—	—	(6,402)
Gain on sale of real estate assets	—	—	1,198	16,258
Income from discontinued operations	16	537	2,194	12,247
Gain on sale of real estate	—	—	1,140	—
Net income	9,166	19,100	30,846	69,117
Less: Net income attributable to noncontrolling interest	(4)	(4)	(12)	(12)
Net income attributable to Piedmont	$9,162	$19,096	$30,834	$69,105
Weighted average common shares outstanding - diluted	154,561	164,796	154,665	166,734
Per Share Information -- diluted:
Income from continuing operations	$0.06	$0.11	$0.19	$0.34
Income from discontinued operations	$—	$0.01	$0.01	$0.07
Net income available to common stockholders	$0.06	$0.12	$0.20	$0.41

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations
Unaudited (in thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	9/30/2014	9/30/2013	9/30/2014	9/30/2013
Net income attributable to Piedmont	$9,162	$19,096	$30,834	$69,105
Depreciation (1) (2)	35,286	31,050	103,132	91,905
Amortization (1)	14,248	13,939	42,660	34,509
Impairment loss (1)	—	—	—	6,402
Gain on sale of real estate assets (1)	—	—	(2,169)	(16,258)
Loss on consolidation	—	898	—	898
Funds from operations*	58,696	64,983	174,457	186,561
Acquisition costs	110	60	539	1,374
Net recoveries from casualty events and litigation settlements	8	(3,919)	(4,514)	(7,328)
Core funds from operations*	58,814	61,124	170,482	180,607
Deferred financing cost amortization	598	674	2,076	1,911
Amortization of note payable step-up	(120)	—	(126)	—
Amortization of discount on Senior Notes	47	30	128	47
Depreciation of non real estate assets	141	97	370	300
Straight-line effects of lease revenue (1)	(6,780)	(5,076)	(23,950)	(14,655)
Stock-based and other non-cash compensation expense	1,139	719	3,046	1,489
Net effect of amortization of above or below-market in-place lease intangibles (1)	(1,010)	(1,757)	(3,653)	(4,067)
Acquisition costs	(110)	(60)	(539)	(1,374)
Non-incremental capital expenditures (3)	(30,890)	(21,705)	(70,862)	(59,992)
Adjusted funds from operations*	$21,829	$34,046	$76,972	$104,266
Weighted average common shares outstanding - diluted	154,561	164,796	154,665	166,734
Funds from operations per share (diluted)	$0.38	$0.39	$1.13	$1.12
Core funds from operations per share (diluted)	$0.38	$0.37	$1.10	$1.08
Adjusted funds from operations per share (diluted)	$0.14	$0.21	$0.50	$0.63

(1) Includes adjustments for consolidated properties, including discontinued operations, and for our proportionate share of amounts attributable to unconsolidated joint ventures.
(2) Excludes depreciation of non real estate assets.
(3) Capital expenditures of a recurring nature related to tenant improvements and leasing commissions that do not incrementally enhance the underlying assets' income generating capacity. Tenant improvements, leasing commissions, building capital and deferred lease incentives incurred to lease space that was vacant at acquisition, leasing costs for spaces vacant for greater than one year, leasing costs for spaces at newly acquired properties for which in-place leases expire shortly after acquisition, improvements associated with the expansion of a building and renovations that change the underlying classification of a building are excluded from this measure.

*Definitions

Funds From Operations ("FFO"): FFO is calculated in accordance with the current National Association of Real Estate Investment Trusts ("NAREIT") definition. NAREIT currently defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of property, impairment losses, and gains or losses on consolidation, adding back depreciation and amortization on real estate assets, and after the same adjustments for unconsolidated partnerships and joint ventures. These adjustments can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO may provide valuable comparisons of operating performance between periods and with other REITs. FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income. We believe that FFO is a beneficial indicator of the performance of an equity REIT. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than we do; therefore, our computation of FFO may not be comparable to that of such other REITs.

Core Funds From Operations ("Core FFO"): We calculate Core FFO by starting with FFO, as defined by NAREIT, and adjusting for certain non-recurring items such as gains or losses on the early extinguishment of debt, acquisition-related costs and other significant non-recurring items. Such items create significant earnings volatility. We believe Core FFO provides a meaningful measure of our operating performance and more predictability regarding future earnings potential. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income; therefore, it should not be compared to other REITs' equivalent to Core FFO.

Adjusted Funds From Operations ("AFFO"): AFFO is calculated by deducting from Core FFO non-incremental capital expenditures and acquisition-related costs and adding back non-cash items including non-real estate depreciation, straight lined rents and fair value lease revenue, non-cash components of interest expense and compensation expense, and by making similar adjustments for unconsolidated partnerships and joint ventures. Although AFFO may not be comparable to that of other REITs, we believe it provides a meaningful indicator of our ability to fund cash needs and to make cash distributions to equity owners. AFFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income, as an alternative to net cash flows from operating activities or as a measure of our liquidity.

Piedmont Office Realty Trust, Inc.
Core EBITDA, Property Net Operating Income, Same Store Net Operating Income
Unaudited (in thousands)

	Three Months Ended		Nine Months Ended
	9/30/2014	9/30/2013	9/30/2014	9/30/2013

Net income attributable to Piedmont	$9,162	$19,096	$30,834	$69,105
Net income attributable to noncontrolling interest	4	4	12	12
Interest expense	18,654	19,331	55,592	53,932
Depreciation (1)	35,427	31,147	103,502	92,204
Amortization (1)	14,248	13,939	42,660	34,509
Acquisition costs	110	60	539	1,374
Impairment loss	—	—	—	6,402
Net recoveries from casualty events and litigation settlements	8	(3,919)	(4,514)	(7,328)
Gain on sale of real estate assets (1)	—	—	(2,169)	(16,258)
Loss on consolidation	—	898	—	898
Core EBITDA*	77,613	80,556	226,456	234,850
General & administrative expenses (1)	5,808	5,921	17,550	16,940
Management fee revenue	(299)	(636)	(839)	(1,248)
Other expense/(income) (1)	21	550	54	560
Straight line effects of lease revenue (1)	(6,780)	(5,076)	(23,950)	(14,655)
Amortization of lease-related intangibles (1)	(1,010)	(1,757)	(3,653)	(4,067)
Property Net Operating Income (cash basis)*	75,353	79,558	215,618	232,380
Acquisitions	(6,887)	(6,056)	(18,072)	(10,621)
Dispositions	(6)	(1,184)	(1,523)	(3,874)
Other investments	(213)	(2,328)	258	(7,539)
Same Store NOI (cash basis)*	$68,247	$69,990	$196,281	$210,346
Change period over period in same store NOI	(2.5)%	N/A	(6.7)%	N/A

(1) Includes amounts attributable to consolidated properties, including discontinued operations, and our proportionate share of amounts attributable to unconsolidated joint ventures.

*Definitions

Core EBITDA: Core EBITDA is defined as net income before interest, taxes, depreciation and amortization and incrementally removing any impairment losses, gains or losses from sales of property, or other significant non-recurring items. We do not include impairment losses in this measure because we feel these types of losses create volatility in our earnings and make it difficult to determine the earnings generated by our ongoing business. We believe Core EBITDA is a reasonable measure of our liquidity. Core EBITDA is a non-GAAP financial measure and should not be viewed as an alternative measurement of cash flows from operating activities or other GAAP basis liquidity measures. Other REITs may calculate Core EBITDA differently and our calculation should not be compared to that of other REITs.

Property Net Operating Income ("Property NOI"): Property NOI is defined as real estate operating income with the add-back of corporate general and administrative expense, depreciation and amortization, and impairment losses and the deduction of net operating income associated with property management performed by Piedmont for other organizations. We may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are eliminated. The Company uses this measure to assess its operating results and believes it is important in assessing operating performance. Property NOI is a non-GAAP measure which does not have any standard meaning prescribed by GAAP and therefore may not be comparable to similar measures presented by other companies.

Same Store Net Operating Income ("Same Store NOI"): Same Store NOI is calculated as the Property NOI attributable to the properties owned or placed in service during the entire span of the current and prior year reporting periods. Same Store NOI excludes amounts attributable to unconsolidated joint venture assets. We may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are eliminated. We believe Same Store NOI is an important measure of comparison of our properties' operating performance from one period to another. Other REITs may calculate Same Store NOI differently and our calculation should not be compared to that of other REITs.